D-Wave Quantum Set to Join Russell 3000® Index

PALO ALTO, Calif. – May 28, 2024 – D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave” or the “Company”), a leader in quantum computing systems, software, and services and the world’s first commercial supplier of quantum computers, today announced it is set to join the broad-market Russell 3000 Index at the conclusion of the 2024 Russell US Indexes annual Reconstitution, effective at the open of US equity markets on Monday, July 1st, 2024, according to a preliminary list of additions posted on Friday, May 24th, 2024.

The annual Russell US Indexes Reconstitution captures the 4000 largest US stocks as of Tuesday, April 30th, 2024, ranking them by total market capitalization. Membership in the US all-cap Russell 3000® Index, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000 Index or small-cap Russell 2000 Index as well as the appropriate growth and value style indexes. FTSE Russell, a prominent global index provider, determines membership for its Russell indexes primarily by objective, market-capitalization rankings, and style attributes.

“It’s an honor for D-Wave to join the Russell 3000 Index, an important benchmark for the US stock market,” said Dr. Alan Baratz, CEO of D-Wave. “This recognition reflects D-Wave’s leadership in ushering in the era of commercial quantum computing and will greatly increase visibility among the global investor community for the innovative quantum solutions we’re bringing to market.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. According to the data as of the end of December 2023, about $10.5 trillion in assets are benchmarked against the Russell US indexes, which belong to FTSE Russell.

“Russell indexes—now in their 40th year—continue to evolve to reflect the dynamic US economy. Annual rebalancing plays a vital role in establishing accurate benchmarks, ensuring they correctly mirror their designated market segments and remain unbiased in terms of size and style,” said Fiona Bassett, CEO of FTSE Russell, an LSEG Business.

For more information on the Russell 3000® Index and the Russell indexes Reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services, and is the world’s first commercial supplier of quantum computers—and the only company building both annealing quantum computers and gate-model quantum computers. Our mission is to unlock the power of quantum computing today to benefit business and society. We do this by delivering customer value with practical quantum applications for problems as diverse as logistics, artificial intelligence, materials sciences, drug discovery, scheduling, cybersecurity, fault detection, and financial modeling. D-Wave’s technology has been used by some of the world’s most advanced organizations including Mastercard, Deloitte, Davidson Technologies, ArcelorMittal, Siemens Healthineers, Unisys, NEC Corporation, Pattison Food Group Ltd., DENSO, Lockheed Martin, Forschungszentrum Jülich, University of Southern California, and Los Alamos National Laboratory.

About FTSE Russell
FTSE Russell is a leading global provider of benchmarking, analytics, and data solutions for investors, giving them a precise view of the market relevant to their investment process. A comprehensive range of reliable and accurate indexes provides investors worldwide with the tools they require to measure and benchmark markets across asset classes, styles, or strategies.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products, and index-based derivatives.

FTSE Russell is focused on applying the highest industry standards in index design and governance, employing transparent rules-based methodology informed by independent committees of leading market participants. FTSE Russell fully embraces the IOSCO Principles, and its Statement of Compliance has received independent assurance. Index innovation is driven by client needs and customer partnerships, allowing FTSE Russell to continually enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group.

For more information, visit https://www.lseg.com/en/ftse-russell.

Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Media Contact:
D-Wave
Alex Daigle
media@dwavesys.com